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                                                                    EXHIBIT 99.1

                                  Press Release

                   PINNACLE AIRLINES RELEASES OCTOBER TRAFFIC


MEMPHIS TENN. (NOVEMBER 3RD, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for October 2005 today.

For October, Pinnacle flew 505.3 million Available Seat Miles (ASMs), an increase of 20.1% over October 2004 levels. Revenue Passenger Miles (RPMs) expanded 34.0% to 388.7 million. Passenger Load Factor was 76.9%. Pinnacle transported 774,866 Customers during the month, 25.8% more than the same period last year.

During October, Pinnacle operated 37,658 block hours and completed 22,205 cycles, increases of 17.4% and 14.0% over October 2004 levels, respectively. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.


                                             OCTOBER 2005 TRAFFIC
                                2005                 2004                 CHANGE
      ASMs (000)              505,266               420,616                 20.1%
      RPMs (000)              388,707               290,069                 34.0%
      Load Factor               76.9%                 69.0%               7.9 pts
      Passengers              774,866               615,806                 25.8%
      Block Hours              37,658                32,090                 17.4%
      Cycles                   22,205                19,474                 14.0%

                                              YEAR-TO-DATE TRAFFIC
                                2005                 2004                 CHANGE
      ASMs (000)            4,831,767             3,387,529                 42.6%
      RPMs (000)            3,453,354             2,356,944                 46.5%
      Load Factor               71.5%                 69.6%               1.9 pts
      Passengers            6,746,349             5,240,378                 28.7%
      Block Hours             363,460               260,066                 39.8%
      Cycles                  209,393               164,952                 26.9%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,500 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.


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         This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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